UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SoftBrands Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Contact Information

Susan Eich

612-851-6205

susan.eich@softbrands.com

SOFTBRANDS BOARD WITHDRAWS

PROPOSAL FOR EVERGREEN BENEFIT PLAN PROVISION

Minneapolis, Minn., April 27, 2006 —   SoftBrands, Inc. (AMEX: SBN) announced today that its board of directors will withdraw proposal number three from consideration by stockholders at its annual meeting to be held May 4, 2006. This proposal, if adopted by stockholders, would have amended the SoftBrands 2001 Stock Incentive Plan to increase the number of shares available under that plan annually by 1,500,000 shares on October 1 of each year starting October 1, 2007 and ending October 1, 2010.

“In today’s environment of close scrutiny of executive compensation, we want to be particularly sensitive to the views of our stockholders. Although we believe this proposal would have passed, several of our most respected stockholders were strongly opposed to the proposal and viewed it as an infringement of stockholder rights. We value both the input of those stockholders and their continued loyalty. Rather than adopting the proposal over their wishes, going forward we will allow our stockholders to consider increases in the plan reservation more frequently, rather than over the four year period proposed,” said Randy Tofteland, SoftBrands president and chief executive officer.

Stockholders should be aware that:

•                  SoftBrands will not distribute, and stockholders do not need to sign, new proxy cards;

•                  Proxy cards received and providing direction on proposal one (election of directors) and proposal two (a current increase in the plan reservation) will be voted as directed;

•                  Proxy cards received with direction on proposal three will not be voted on proposal three;

•                  Stockholders who have submitted a proxy do not need to resubmit proxies with different directions; and

•                  Stockholders may revoke proxies that have been submitted until the date of the annual meeting (May 4, 2006) by notification to its Corporate Secretary, SoftBrands, Inc., Two Meridian Crossings, Suite 800, Minneapolis, MN 55423 (Fax-612-851-6280), by delivering a new signed proxy card dated as of a later date, or by attending the meeting.

—more—

All SoftBrands stockholders are encouraged to attend the annual meeting, which will be held at the American Stock Exchange, 86 Trinity Place, New York, NY 10006 at 3:00 p.m., or if they cannot attend, to complete, date, sign and promptly return the proxy card that has been distributed.

About SoftBrands

SoftBrands, Inc. is a global leader in providing solutions for small to medium-sized businesses in the manufacturing and hospitality industries worldwide. With more than 4,000 customers in over 60 countries now actively using its manufacturing and hospitality products, SoftBrands has established a global infrastructure for distribution, development and support of enterprise software. The company, headquartered in Minneapolis, Minnesota, has more than 600 employees with branch offices in Europe, Asia, Australia and Africa. Additional information can be found at www.softbrands.com.